Exhibit 10.4

GMAC LLC

200 Renaissance Center

Detroit, Michigan 48265-2000

December 31, 2008

Preferred Blocker Inc.

c/o GMAC LLC

200 Renaissance Center

Detroit, Michigan 48265-2000

Re:	Keepwell Commitment

Ladies and Gentlemen:

Reference is made to the following: (i) that certain Second Amended and Restated Limited Liability Company Agreement, dated as of the date hereof (as amended from time to time, the “GMAC LLC Agreement”), of GMAC LLC, a Delaware limited liability company (“GMAC”), pursuant to which GMAC has issued to Preferred Blocker Inc., a Delaware corporation and a wholly-owned subsidiary of GMAC (“Blocker Sub”), 2,576,601 units of Class E Preferred Membership Units of GMAC (the “Class D Preferred Membership Interests”), and (ii) that certain certificate of designations (“Certificate of Designations”) of the 9% perpetual preferred stock (“Blocker Preferred Stock”) of Blocker Sub, dated as of the date hereof. Capitalized terms used but not defined in this agreement have the meanings set forth in the Certificate of Designations.

Under the GMAC LLC Agreement, GMAC is obligated to make certain cash distributions if, when and as declared by the GMAC Board of Managers, in respect of the Class D Preferred Membership Interests and any other preferred membership interests of GMAC held by Blocker Sub (the “GMAC Distributions”). Out of proceeds from the GMAC Distributions, Blocker Sub will pay dividends on the Blocker Preferred Stock and any Treasury Preferred. In order to ensure that, after payment of dividends on Blocker Preferred Stock, Blocker Sub will have funds on hand sufficient to pay expenses of Blocker Sub, including but not limited to taxes, corporate overhead expenses, franchise fees and similar expenses (“Expenses”), GMAC has agreed to contribute funds to Blocker Sub subject to the terms and conditions herein.

This letter agreement will confirm the commitment of GMAC to contribute an amount equal to all incurred but unpaid Expenses of Blocker Sub in the event that GMAC Distributions received by Blocker Sub are insufficient for Blocker Sub to pay in full all (i) declared and unpaid dividends payable on the Blocker Preferred Stock, (ii) declared and unpaid dividends payable on the Treasury Preferred, if any, and (iii) such Expenses of Blocker Sub. All contributions by GMAC hereunder shall be made as soon as reasonably practicable following notice thereof from an authorized officer of Blocker Sub (and Blocker Sub shall provide such notice promptly upon becoming aware of any circumstance requiring a payment pursuant to this Agreement).

THIS LETTER AGREEMENT IS FOR THE SOLE BENEFIT OF BLOCKER SUB AND NOTHING HEREIN, EXPRESS OR IMPLIED, SHALL GIVE OR BE CONSTRUED TO GIVE TO ANY OTHER PERSON OR ENTITY, OTHER THAN BLOCKER SUB, ANY LEGAL OR EQUITABLE RIGHTS HEREUNDER. For the avoidance of doubt, no other person or entity shall have the right to enforce this letter agreement (or recover) against GMAC for any damages (i) as a result of any breach of this letter agreement or (ii) otherwise in respect of any other claims hereunder.

This letter agreement will terminate on the earlier to occur of (i) the redemption of all outstanding shares of Blocker Preferred Stock and Treasury Preferred, (ii) the dissolution, liquidation or winding up of Blocker Sub, or (iii) a GMAC Conversion.

This letter agreement and all claims and actions arising from or relating to this letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof that would apply the laws of any other jurisdiction).

Each of the parties hereto (i) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery and any Federal court located in the State of Delaware in the event of any action arising out of or relating to this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action arising out of or relating to this letter agreement in any court other than the Delaware Court of Chancery or a Federal court sitting in the State of Delaware. In any action arising out of or relating to this letter agreement, each party irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action is brought in an inconvenient forum or that the venue of such action is improper. Each of the parties also hereby agrees that any final and unappealable judgment against a party in connection with any such action shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.

This letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between GMAC and Blocker Sub, or any other person with respect to the matters contemplated by this letter agreement.

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Please countersign a copy of this letter agreement and return it to the undersigned to confirm your agreement with the terms set forth in this letter agreement.

Sincerely,

GMAC LLC

By:	/s/ David C. Walker
Name:	David C. Walker
Title:	Treasurer and Group Vice President

Accepted and Agreed:

PREFERRED BLOCKER INC.

By:	/s/ David C. Walker
Name:	David C. Walker
Title:	Chairman of the Board and President